Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of August 16, 2012, is by and among GENCORP INC., an Ohio corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower party hereto (collectively, the “Guarantors”), the Lenders (defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association), as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 18, 2011 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 30, 2012 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested a delayed draw term loan in an amount of up to $50,000,000 (which shall not reduce the amount of the incremental facilities under Section 2.23 of the Credit Agreement);

WHEREAS, the Credit Parties have also requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1           New Definitions.  The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Commitment Letter” shall mean that certain Commitment Letter dated as of July 22, 2012 by and among the Borrower, Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc. as amended, restated or modified from time to time or as the commitments thereunder have been extended thereunder.

“Delayed Draw Availability Period” shall have the meaning set forth in Section 2.5(a).

“Delayed Draw Commitment Fee” shall have the meaning set forth in Section 2.7(f).

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.5(a).

“Delayed Draw Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Delayed Draw Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Delayed Draw Term Loan Commitment” shall mean, for any Term Loan Lender, the principal amount identified as its Delayed Draw Term Loan Commitment in its Lender Commitment Letter or the applicable Assignment and Assumption Agreement.

“Delayed Draw Term Loan Committed Amount” shall have the meaning set forth in Section 2.5(a).

“Initial Term Loan” shall have the meaning set forth in Section 2.4(a).

“Initial Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Initial Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Initial Term Loan Committed Amount” shall have the meaning set forth in Section 2.4(a).

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Schedule 1.1(i) or such other form reasonably acceptable to the Administrative Agent and the Required Lenders by and between the Administrative Agent and any trustee or administrative agent under the Permitted Second Lien Indebtedness.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Revolving Commitment Percentage, Initial Term Loan Commitment Percentage and/or Delayed Draw Term Loan Commitment Percentage.

“Permitted Second Lien Indebtedness” shall mean secured Indebtedness of the Borrower and/or its Subsidiaries subject to the following conditions: (a) the aggregate principal amount of such Indebtedness shall not exceed $510.0 million, (b) such Indebtedness may only be secured by the Collateral securing the Credit Party Obligations (excluding any real property owned by the Borrower or any of its Subsidiaries), (c) the holder (or collateral agent) in respect of such Indebtedness shall have executed an Intercreditor Agreement, (d) the maturity date of such Indebtedness shall be no earlier than the date which is six months following the Maturity Date and such Indebtedness shall not be subject to any amortization prior to such date unless the Administrative Agent has otherwise consented in writing, (e) the Credit Parties shall have delivered a certificate (including reasonably detailed supporting calculations related to the matters set forth in such certificate) of a Responsible Officer to the Administrative Agent to the effect that, after giving effect to such Indebtedness (and any Permitted Acquisition consummated in connection with the incurrence of such Indebtedness) on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (f) the proceeds of such Indebtedness shall only be used to consummate the Rocketdyne Acquisition (or refinance other Indebtedness used to consummate the Rocketdyne Acquisition) and pay any related fees and expenses, (g) the Borrower shall certify that the terms and conditions of such Indebtedness (including, without limitation, financial covenants, affirmative covenants, negative covenants, representations and warranties and defaults) are less restrictive, taken as a whole, than the terms and conditions set forth in the Credit Documents, (h) the terms and conditions of such Indebtedness shall otherwise be reasonably acceptable to the Administrative Agent  and (i) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred.

“Rocketdyne Acquisition” shall mean the acquisition by the Borrower of the business of United Technologies Corporation’s Pratt & Whitney Rocketdyne division, including all of the issued and outstanding shares of common stock of Pratt & Whitney Rocketdyne, Inc., a Delaware corporation, and P&W Power Generation, Inc., a Delaware corporation along with certain other assets relating to the business of Pratt & Whitney Rocketdyne from United Technologies Corporation pursuant to the terms of that certain Stock and Asset Purchase Agreement by and between United Technologies Corporation and the Borrower dated as of July 22, 2012.

“Second Amendment Effective Date” shall mean August 16, 2012.

1.2           Amendment to Definition of Applicable Percentage.  The definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Percentage” shall mean, (i) prior to the Approved Issuance, for any day, the rate per annum equal to (a) for Loans that are Alternate Base Rate Loans, 2.50%, (b) for Loans that are LIBOR Rate Loans, 3.50% and (c) for the Letter of Credit Fee, 3.50%;

(ii) following the Approved Issuance, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Leverage Ratio), it being understood that the Applicable Percentage for (a) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee” and (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”:

Applicable Percentage
Level	Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin
I	Less than 1.50 to 1.00	3.00%	2.00%
II	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	3.25%	2.25%
III	Greater than or equal to 2.50 to 1.00	3.50%	2.50%

and; (iii) with respect to the Delayed Draw Term Loan, pricing shall be set as set forth in Level III above until the fiscal quarter ending immediately after the first anniversary of the Second Amendment Effective Date and thereafter, the rate per annum set forth above opposite the applicable level then in effect (based on the Leverage Ratio), it being understood that the Applicable Percentage for (a) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee” and (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”.

The Applicable Percentage, in each case, shall be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level III until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.10 and 7.1.

1.3           Amendment to Definition of Approved Issuance.  The definition of “Approved Issuance” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Approved Issuance” shall mean any issuance, offering and/or sale of equity securities and/or debt securities (including, but not limited to convertible debt and mezzanine loans or securities) of the Borrower or any of its Subsidiaries, whether pursuant to a registered public offering or in a private placement, including, without limitation, a Rule 144A offering with registration rights, in a series of one or more transactions, in an aggregate amount of not less than $200,000,000 (gross of issuance costs) and on terms reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, the incurrence of the Permitted Second Lien Indebtedness shall be deemed to constitute an Approved Issuance for purposes of this Agreement upon the consummation of the Rocketdyne Acquisition so long as the Rocketdyne Acquisition has been consummated on or prior to the expiration of commitments as set forth in the Commitment Letter.  If the Rocketdyne Acquisition shall not have been consummated on or prior to the expiration of commitments as set forth in the Commitment Letter, then the Permitted Second Lien Indebtedness shall not be an Approved Issuance and any provisions of this Agreement purporting to be applicable after the incurrence of an Approved Issuance shall not be in effect.

1.4           Amendment to Definition of Commitment Percentage.  The definition of “Commitment Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Commitment Percentage” shall mean the Revolving Commitment Percentage, the Initial Term Loan Commitment Percentage and/or the Delayed Draw Term Loan Commitment Percentage, as appropriate.

1.5           Amendment to Definition of Consolidated EBITDAP.  The last paragraph of the definition of “Consolidated EBITDAP” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Further, (1) for any four-quarter period, Consolidated EBITDAP shall be calculated on a pro forma basis to exclude the effects of any operations or line of business discontinued as of the Closing Date and as described on Schedule 1.1(g) and (2) for any four-quarter period ending on or after the closing date of any Permitted Acquisition, Consolidated EBITDAP shall be calculated on a pro forma basis assuming the consummation of such Permitted Acquisition as of the first day of such period; provided that with respect to the Rocketdyne Acquisition, any pro forma adjustments to Consolidated EBITDAP shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).

1.6           Amendment to Definition of Consolidated Interest Expense.  The definition of “Consolidated Interest Expense” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Interest Expense” shall mean, as of any date of determination for the four quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, in each case, for purposes of funding a Permitted Acquisition, and any interest obligations paid in shares of Capital Stock of the Borrower, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis; provided, that interest expense with respect to any Indebtedness to the extent the proceeds of such Indebtedness are held in a blocked account with the Administrative Agent or a separate account with an escrow agent shall not be included as Consolidated Interest Expense.  Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending November 30, 2011, February 29, 2012 and May 30, 2012, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (i) for the calculation of Consolidated Interest Expense as of November 30, 2011, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of Consolidated Interest Expense as of February 29, 2012, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of Consolidated Interest Expense as of May 30, 2012, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3);

Further, (1) for any four-quarter period, Consolidated Interest Expense shall be calculated on a pro forma basis to exclude the effects of any operations or line of business discontinued as of the Closing Date and as described on Schedule 1.1(g) and (2) for any four-quarter period ending on or after the closing date of any Permitted Acquisition, Consolidated Interest Expense shall be calculated on a pro forma basis assuming the consummation of such Permitted Acquisition as of the first day of such period.

1.7           Amendment to Definition of Loan.  The definition of “Loan” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Loan” shall mean a Revolving Loan, the Initial Term Loan, the Delayed Draw Term Loan and/or a Swingline Loan, as appropriate.

1.8           Amendment to Definition of Permitted Lien.  The definition of “Permitted Lien” set forth in Section 1.1 of the Credit Agreement is hereby amended to add a new clause (i) to read as follows and to make the appropriate grammatical changes associated with such new clause (i):

(i)           Liens securing the Permitted Second Lien Indebtedness.

1.9           Amendment to Definition of Security Documents.  The definition of “Security Documents” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, any Intercreditor Agreement, the Mortgage Instruments and such other documents executed and delivered and/or filed in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.

1.10         Amendment to Definition of Term Loan.  The definition of “Term Loan” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan” shall mean the Initial Term Loan and/or the Delayed Draw Term Loan, as applicable.

1.11         Amendment to Definition of Term Loan Commitment.  The definition of “Term Loan Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of (a) the Initial Term Loan in a principal amount equal to such Term Loan Lender’s Initial Term Loan Commitment Percentage of the Initial Term Loan Committed Amount and (b) the Delayed Draw Term Loan in a principal amount equal to such Term Loan Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loan Committed Amount.

1.12         Amendment to Section 2.4.  Section 2.4(a) and (b) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

Section 2.4Initial Term Loan.

(a)           Initial Term Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender with a Term Loan Commitment severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Initial Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Term Loan”) in the aggregate principal amount of FIFTY MILLION DOLLARS ($50,000,000) (the “Initial Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Initial Term Loan Facility”).  Upon receipt by the Administrative Agent of the proceeds of the Initial Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).  The Initial Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Initial Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Schedule 2.4(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date.  LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.  Amounts repaid or prepaid on the Initial Term Loan may not be reborrowed.

(b)           Repayment of Initial Term Loan.  The principal amount of the Initial Term Loan shall be repaid in consecutive quarterly installments of $625,000 to be paid on the last day of each of February, May, August and November (beginning with the quarter ending February 29, 2012) (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2.  The outstanding principal amount of the Initial Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Initial Term Loan shall be repaid on the Maturity Date.

1.13         Amendment to Section 2.5.  A new Section 2.5 is hereby added to the Credit Agreement to read as follows:

Section 2.5                      Delayed Draw Term Loan.

(a)           Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent), to the extent requested by the Borrower pursuant to clause (b)(ii)(A) hereof, such Term Loan Lender’s Delayed Draw Term Loan Commitment Percentage of a term loan in Dollars (the “Delayed Draw Term Loan”) in the aggregate principal amount of FIFTY MILLION DOLLARS ($50,000,000) (the “Delayed Draw Term Loan Committed Amount”) for the purposes hereinafter set forth; provided that the Delayed Draw Term Loan shall only be available to the Borrower (1) in a single draw during the period from the Second Amendment Effective Date until the date that is three hundred sixty (360) days following the Second Amendment Effective Date (the “Delayed Draw Availability Period”) to fund the Rocketdyne Acquisition (or to be deposited in an account held by the Administrative Agent in anticipation of the Rocketdyne Acquisition which shall serve as cash collateral for the Credit Party Obligations until such time as the Rocketdyne Acquisition shall occur) and (2) to the extent the conditions contained in Section 4.2 are satisfied.  Upon receipt by the Administrative Agent of the proceeds of the Delayed Draw Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).  The Delayed Draw Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to such Delayed Draw Funding Date.  LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.  Amounts repaid or prepaid on the Delayed Draw Term Loan may not be reborrowed.

(b)           Delayed Draw Term Loan Borrowing.

(i)           Notice of Borrowing.  The Borrower may request the Delayed Draw Term Loan by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a Notice of Borrowing which delivery may be by fax) to the Administrative Agent not later than 1:00 p.m. on the date of the requested borrowing in the case of Alternate Base Rate Loans and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  The Notice of Borrowing shall be irrevocable and shall specify and certify (1) that the entire amount of the Delayed Draw Term Loan is requested, (2) the date of the requested borrowing (which shall be a Business Day) and (3) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor.  Additionally, each Notice of Borrowing shall certify and demonstrate, as applicable, that all of the conditions set forth in Section 4.2 have been satisfied.  If the Borrower shall fail to specify in such Notice of Borrowing (y) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (z) the type of Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Term Loan Lender promptly upon receipt of such Notice of Borrowing, the contents thereof and each such Term Lender’s share thereof.

(ii)           Advances.  Each Term Loan Lender will make its Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loan borrowing available to the Administrative Agent, for the account of the Borrower, in Dollars and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 2:00 p.m. on the date specified in the applicable Notice of Borrowing.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).

(c)           Repayment of Delayed Draw Term Loan.  (i) To the extent that the Rocketdyne Acquisition is not consummated, the Borrower may withdraw the proceeds from escrow and either (A) prepay the Delayed Draw Term Loan in its entirety without premium or penalty, but subject to Section 2.18) or (B) retain the proceeds for general corporate purposes; provided that at the time of withdrawal (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall have demonstrated that after giving effect to such withdrawal, the Borrower is in pro forma covenant compliance with the financial covenants set forth in Section 5.9.

(ii)           To the extent that the Rocketdyne Acquisition is consummated or the Borrower retains the proceeds for general corporate purposes, the principal amount of the Delayed Draw Term Loan shall be repaid in consecutive quarterly installments of $625,000 to be paid on the last day of each of February, May, August and November (beginning on the last day of the first full quarter after the Rocketdyne Acquisition is consummated or the Borrower notifies the Administrative Agent of its intention to retain the proceeds for general corporate purposes) (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2.  The outstanding principal amount of the Delayed Draw Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Delayed Draw Term Loan shall be repaid on the Maturity Date.

(d)           Reduction of Incremental Facilities.  For the avoidance of doubt, the Delayed Draw Term Loan shall not reduce the amount of the incremental facilities under Section 2.23 of the Credit Agreement.

1.14         Amendment to Section 2.7.  A new Section 2.7(f) is hereby added to the Credit Agreement to read as follows:

(f)           Delayed Draw Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the applicable Term Loan Lenders, a ticking fee (the “Delayed Draw Commitment Fee”) in an amount equal (i) from the Second Amendment Effective Date until the date that is ninety (90) days thereafter, 1.25%, (ii) from the date that is ninety-one (91) days following the Second Amendment Effective Date until the date that is one hundred eighty (180) days following the Second Amendment Effective Date, 1.50%, and (iii) from the date that is one hundred eighty-one (181) days following the Second Amendment Effective Date until the last day of the Delayed Draw Availability Period, 1.75%, in each case, on the Delayed Draw Term Loan Committed Amount commencing on the Second Amendment Effective Date and ending on the date upon which the Delayed Draw Term Loan Commitment is funded; provided that if the Delayed Draw Term Loan Commitment is not funded, the Delayed Draw Commitment Fee shall no longer be payable following the last day of the Delayed Draw Availability Period.  The Delayed Draw Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the last day of the Delayed Draw Availability Period.

1.15         Amendment to Section 2.8(a).  Section 2.8(a) of the Credit Agreement is hereby amended by adding the words “and/or the Delayed Draw Term Loan Committed Amount” after “Revolving Committed Amount” in the first sentence of Section 2.8(a).

1.16         Amendment to Section 2.8.  A new Section 2.8(c) is hereby added to the Credit Agreement to read as follows:

(c)           Delayed Draw Commitment Termination.  The Delayed Draw Term Loan Committed Amount shall be permanently reduced and the Delayed Draw Term Loan Commitments shall automatically terminate on the earlier to occur of (i) the close of business at the end of the Delayed Draw Availability Period and (ii) the date upon which the Delayed Draw Term Loan Commitment is funded.

1.17         Amendment to Section 2.9(b)(vi)(B).  Section 2.9(b)(vi)(B) of the Credit Agreement is hereby amended by replacing clause (1) of such Section in its entirety to read as follows:

(1) first to the Initial Term Loan and the Delayed Draw Term Loan ratably according to the outstanding principal amount thereunder (ratably to the remaining amortization payments thereof),

1.18         Amendment to Section 2.13(a).  Section 2.13(a) of the Credit Agreement is hereby amended by adding the following new sentence immediately following the first sentence of clause (a):

Each borrowing of the Delayed Draw Term Loans and any reduction of the Delayed Draw Term Loan Commitments shall be made pro rata according to the respective Delayed Draw Term Loan Commitment Percentages of the Term Loan Lenders.

1.19         Amendment to Section 2.22(a)(iii)(A).  Section 2.22(a)(iii)(A) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(A)           No Defaulting Lender shall be entitled to receive any Commitment Fee or Delayed Draw Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

1.20         Amendment to Section 5.9(a)(ii).  Section 5.9(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Following an Approved Issuance (other than an Approved Issuance consisting of the sale or issuance of Capital Stock by any of the Credit Parties), the Leverage Ratio during the following periods shall be less than or equal to:

Period	Maximum Ratio
Closing Date through November 30, 2012	4.50 to 1.0
December 1, 2012 through November 30, 2014	4.25 to 1.0
December 1, 2014 and thereafter	4.00 to 1.0

1.21         Amendment to Section 6.1(d).  Section 6.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)         Permitted Second Lien Indebtedness;

1.22         Amendment to Schedule 2.1(b)(i).  Schedule 2.1(b)(i) to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 1 attached hereto.

1.23         Amendment to Schedules.  A new Schedule 1.1(i) is hereby added to the Credit Agreement to read as set forth in Exhibit 2, attached hereto.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1           Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)           Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the Required Lenders.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

(i)           Articles of Incorporation; Partnership Agreement.  Copies of the articles of incorporation, partnership agreement or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization or formation.

(ii)           Resolutions.  Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents and the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party as of the Amendment Effective Date to be true and correct and in force and effect as of such date.

(iii)           Bylaws.  A copy of the bylaws  or other operating agreement of each Credit Party certified by an officer of such Credit Party as of the Amendment Effective Date to be true and correct and in force and effect as of such date.

(iv)           Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)           Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Amendment Effective Date.

(c)           Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated as of the Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d)           Lender Joinder Agreement. The Administrative Agent shall have received a lender joinder agreement from any financial institution providing a Delayed Draw Term Loan Commitment that is not currently a Lender, dated as of the Amendment Effective Date, in form and substance acceptable to the Administrative Agent.

(e)           Fees and Expenses.

(i)           The Administrative Agent shall have received from the Borrower, for the account of each Lender that executes and delivers a counterpart to this Amendment to the Administrative Agent by 5:00 p.m. (EDT) on or before the Amendment Effective Date (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), upfront fee in an amount equal to ten (10) basis points on the aggregate Revolving Commitments plus the aggregate principal amount of Initial Term Loans of such Consenting Lender.

(ii)           The Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all reasonable fees and expenses incurred in connection with this Amendment.

(f)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1           Amended Terms.  On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2           Representations and Warranties of Credit Parties.  Each of the Credit Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)           The representations and warranties made by the Credit Parties in Article III of the Credit Agreement (i) that contain a materiality qualification shall be true and correct on and as of the date hereof (except for those which expressly relate to an earlier date) and (ii) that do not contain a materiality qualification shall be true and correct in all material respects on the date hereof (except for those which expressly relate to an earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)           The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)           Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3           Reaffirmation of Credit Party Obligations.  Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4           Credit Document.  This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5           Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6           Further Assurances.  The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7           Entirety.  This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9           No Actions, Claims, Etc.  As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10         GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.11         Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12         Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.12, 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

GENCORP INC.
AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	GENCORP INC., an Ohio corporation

	By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President and Chief Financial Officer

GUARANTORS:	AEROJET-GENERAL CORPORATION, an Ohio corporation

	By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President and Chief Financial Officer

GENCORP INC.
AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ Leah B. Ellis
	Name:	Leah B. Ellis
	Title:	Vice President

LENDERS:	SunTrust Bank, as a Lender

	By:	/s/ David Simpson
	Name:	David Simpson
	Title:	Vice President

Morgan Stanley Bank, N.A. as a Lender

By:	/s/ Christopher Winthrop
Name:	Christopher Winthrop
Title:	Vice President

US Bank, National Association as a Lender

By:	/s/ Oksana Guy
Name:	Oksana Guy
Title:	Vice President

Umpqua Bank, an Oregon State Chartered Bank as a Lender

By:	/s/ Christopher A. Andrade
Name:	Christopher A. Andrade
Title:	Vice President

Exhibit 1

Schedule 2.1(b)(i)

Form of Notice of Borrowing

[See attached]

Schedule 2.1(b)(i)

[FORM OF]
NOTICE OF BORROWING

  ____________, ____

Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd.
1st Floor
Charlotte, NC 28262-8522
Attention:  Rufus Kearney
Telephone:                      704-590-2730
Telecopier:                      704-590-2790

Ladies and Gentlemen:

Pursuant to Section [2.1(b)(i)][2.3(b)(i)][2.4(a)][2.5(b)(i)] of the Second Amended and Restated Credit Agreement, dated as of November 18, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among GenCorp Inc., an Ohio corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), the Borrower hereby requests the following (the “Proposed Borrowing”):

I.           Term Loans be made as follows:

Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (One, two, three, six or twelve months - for LIBOR Rate only)

II.           Revolving Loans be made as follows:

Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (One, two, three, six or twelve months - for LIBOR Rate only)

NOTE:
BORROWINGS MUST BE IN MINIMUM AGGREGATE DOLLAR AMOUNTS OF (A) WITH RESPECT TO LIBOR RATE LOANS, $2,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $1,000,000 AND $100,000 INCREMENTS IN EXCESS THEREOF.

III.           Delayed Draw Term Loans be made as follows:

Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (One, two, three, six or twelve months - for LIBOR Rate only)
$50,000,000

IV.           Swingline Loans be made on [date] as follows:

Swingline Loans requested:

(1)           Total Amount of Swingline Loans                                                                                     $__________________

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A)           the representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection therewith (i) that contain a materiality qualification shall be true and correct on and as of the date of such Proposed Borrowing as if made on and as of such date (except for those which expressly relate to an earlier date) and (ii) that do not contain a materiality qualification shall be true and correct in all material respects on and as of the date of the Proposed Borrowing as if made on and as of such date;

(B)           no Default or Event of Default shall have occurred and be continuing on the date of the Proposed Borrowing, or after giving effect to the Proposed Borrowing; and

(C)           immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the Revolving LOC Obligations shall not exceed the Revolving LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(D)           [If a Revolving Loan is requested] All conditions set forth in Section 2.1 shall have been satisfied.

(E)           [If a Swingline Loan is requested] All conditions set forth in Section 2.4 shall have been satisfied.

This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

Very truly yours,

GENCORP INC., an Ohio corporation

By:
Name:
Title:

Exhibit 2

Schedule 1.1(i)

FORM OF INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), dated as of [_______], is entered into by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent pursuant to the First Lien Credit Agreement (as hereinafter defined) for the lenders who are party from time to time thereto and the holders of the other Credit Party Obligations (as defined in the First Lien Credit Agreement) thereunder (in such capacity, together with its successors and assigns in such capacity, the “First Lien Agent”), and [MORGAN STANLEY SENIOR FUNDING, INC.], in its capacity as trustee and collateral agent pursuant to the [Indenture] (as hereinafter defined) for the [Noteholders] (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Second Lien Agent”) and is accepted and agreed to by each Notes Trustee (as defined below) from time to time party hereto.

WITNESSETH:

WHEREAS, the Borrower (as hereinafter defined), the First Lien Lenders (as hereinafter defined), and the First Lien Agent have previously entered into a Second Amended and Restated Credit Agreement, dated as of November 18, 2011, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 30, 2012 and as amended by that certain Second Amendment to Second Amended and Restated Credit Agreement (the “Second Amendment”) dated as of August 16, 2012 (as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or Refinanced from time to time, the “First Lien Credit Agreement”); and

WHEREAS, the Borrower and [MORGAN STANLEY SENIOR FUNDING, INC.], in its capacity as trustee (the “Notes Trustee”) and Second Lien Agent, are entering into the [Indenture], dated as of [______] (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or Refinanced from time to time, the “Indenture”), governing the Borrower’s [_____]% Senior Secured Notes due [____] (the “Notes”);

WHEREAS, it is a requirement of the First Lien Credit Agreement pursuant to the Second Amendment that the First Lien Agent (for itself and for the benefit of the First Lien Lenders) and the Second Lien Agent (for itself and for the benefit of the holders of the Notes) enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

“Bankruptcy Code” shall mean title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time and any successor statute.

“Borrower” shall mean, GenCorp Inc., an Ohio corporation and its successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any successor or assign.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which First Lien Agent and the Second Lien Agent are open for the transaction of business.

“Collateral” shall mean all of the personal property and interests in personal property, tangible or intangible, now owned or hereafter acquired by any Obligor in or upon which First Lien Agent or Second Lien Agent or any other Person under the Noteholder Collateral Documents or First Lien Lender Documents at any time has a Lien, and including, without limitation, all proceeds of such personal property and interests in personal property; provided, however that the term Collateral as it relates to the Noteholder Debt shall not include the Excluded Property.

“Comparable Noteholder Collateral Document” shall mean, in relation to any Collateral, any Noteholder Collateral Document which creates a Lien in the Collateral, granted by one or more of the Obligors, as applicable.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

“Effective Date” shall mean [_____ __, ____].

“Excluded Property” shall mean any and all real property owned or leased by the Borrower and the Guarantors from time to time.

“First Lien Agent” shall have the meaning set forth in the recitals hereto and shall include any successor thereto exercising substantially the same rights and powers, or if there is no acting First Lien Agent under the First Lien Credit Agreement, the Required Lenders under the First Lien Credit Agreement.

“First Lien Credit Agreement” shall have the meaning set forth in the recitals hereto.

“First Lien Debt” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any Obligor to the First Lien Agent or any other First Lien Lender arising under the First Lien Credit Agreement or any of the other First Lien Lender Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the applicable First Lien Lender Documents or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including, without limitation, the payment of interest which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such interest is allowed or allowable in whole or in part in any such Insolvency Proceeding).

“First Lien Debt Cap” shall mean the sum of (a) $[330,000,000] plus the aggregate amount of Revolving Facility Increases (as defined in the First Lien Credit Agreement) and Incremental Term Facilities (as defined in the First Lien Credit Agreement) minus (b) the aggregate amount of all permanent reductions of Obligations (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement made from and after the date hereof. For the purposes of this definition, a Refinancing of the First Lien Credit Agreement shall not constitute a “permanent reduction.”

“First Lien Guarantors” shall mean the “Guarantors” as defined in the First Lien Credit Agreement.

“First Lien Lender Documents” shall mean, collectively, the First Lien Credit Agreement and each of the other Credit Documents (as defined in the First Lien Credit Agreement or any similar term in any replacement or Refinanced First Lien Credit Agreement), as any of the foregoing may be amended, modified, supplemented, extended, renewed, restated, replaced or Refinanced from time to time.

“First Lien Lender Termination Date” shall mean the date that all of the following have occurred: (a) the First Lien Lenders have received the indefeasible payment in full in cash or other immediately available funds of all of the First Lien Debt (other than contingent indemnity obligations not yet due and payable), (b) the First Lien Agent shall have received either cash collateral or a letter of credit with respect to contingent obligations in accordance with the First Lien Credit Agreement as in effect on the date hereof, and (c) the agreement of the First Lien Lenders to make any further loans or provide any further financial accommodations to the Borrower shall have been terminated.

“First Lien Lenders” shall mean the Persons holding First Lien Debt, including, without limitation, the First Lien Agent.

“Guarantor” shall mean (a) each entity listed as a “Guarantor” on the signature pages to the Obligor Acknowledgement hereto, and in each case, such entity’s successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession on behalf of such entity or on behalf of any successor or assign, and (b) each other Person (other than the Borrower) now or at any time hereafter liable on or in respect of any of the First Lien Debt or the Noteholder Debt, and each of such Person’s successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign.

“Indenture” shall have the meaning set forth in the recitals hereto.

“Insolvency Proceeding” shall mean, as to any Person, any of the following:

(a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other Federal or State bankruptcy, insolvency or reorganization law of any jurisdiction affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person; or

(b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets; or

(c) any proceeding for liquidation, dissolution or other winding up of the business of such Person; or

(d) any assignment for the benefit of creditors of assets of such Person.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

“Noteholder Collateral Documents” shall mean the Noteholder Security Agreement and any other document or instrument executed and delivered at any time pursuant to any Noteholder Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure Noteholder Debt or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time; provided, however that no mortgages or deeds of trust in respect of Excluded Property shall constitute Noteholder Collateral Documents.

“Noteholder Debt” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any Obligor arising under the Noteholder Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Indenture or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including, without limitation, the payment of interest which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such interest is allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Noteholder Documents” shall mean the Indenture, the Notes, the Noteholder Collateral Documents and any other document or instrument executed and delivered at any time pursuant to any Noteholder Document or otherwise, with respect to any Noteholder Debt, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Noteholder Security Agreement” shall mean the security agreement dated as of the date hereof, among the Borrower, the Guarantors and the Second Lien Agent.

“Noteholders” shall mean the Persons holding Noteholder Debt, including the Second Lien Agent and the Notes Trustee.

“Notes” shall have the meaning set forth in the recitals hereto.

“Notes Trustee” shall have the meaning set forth in the recitals hereto.

“Obligor” shall mean, individually and collectively, the Borrower and the Guarantors.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including without imitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan of Reorganization” means any plan or reorganization, plan of compromise, plan of liquidation, agreement for composition, plan of arrangement or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Recovery” shall have the meaning set forth in Section 6.6 hereof.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Required Lenders” shall mean, with respect to any amendment or modification of the First Lien Credit Agreement, or any termination or waiver of any provision of a First Lien Lender Document, or any consent or departure by any of the Obligors therefrom, those First Lien Lenders, the approval of which is required under the terms of the First Lien Credit Agreement to approve such amendment or modification, termination or waiver or consent or departure under the First Lien Credit Agreement or such First Lien Lender Document, as applicable.

“Second Lien Agent” shall have the meaning set forth in the recitals hereto and shall include any successor thereto exercising substantially the same rights and powers.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of the State of New York, as amended.

Section 2. Lien Priorities.

2.1 Acknowledgment of Liens. The First Lien Agent hereby acknowledges that the Second Lien Agent acting for and on behalf of the Noteholders has been granted Liens upon all of the Collateral (other than the Excluded Property) pursuant to the Noteholder Documents to secure the Noteholder Debt. The Second Lien Agent hereby acknowledges that the First Lien Agent, acting for and on behalf of the First Lien Lenders, has been granted Liens upon all of the Collateral pursuant to the First Lien Lender Documents to secure the First Lien Debt.

2.2 Subordination. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the First Lien Agent or any other First Lien Lender in any Collateral, and notwithstanding any conflicting provisions, terms or conditions of the UCC or any other applicable law or the Noteholder Documents or the First Lien Lender Documents or any other circumstance whatsoever, the Second Lien Agent, for and on behalf of the Noteholders hereby agrees that: (a) any Lien on the Collateral securing any or all of the First Lien Debt now or hereafter held by the First Lien Agent or any other First Lien Lender shall be senior and prior to any Lien on the Collateral securing any or all of the Noteholder Debt; and (b) any Lien on the Collateral now or hereafter held by the Second Lien Agent or any other Noteholder regardless of how acquired, whether by grant, statute, operation of law, judgment, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any or all of the First Lien Debt. All Liens on the Collateral securing any or all of the First Lien Debt shall be and remain senior to all Liens on the Collateral securing any or all of the Noteholder Debt for all purposes, whether or not any such Liens securing any of the First Lien Debt are subordinated to any Lien securing any other obligation of the Borrower or any Guarantor.

2.3 Prohibition on Contesting Liens. Each of the Second Lien Agent, for and on behalf of each Noteholder, and the First Lien Agent, for and on behalf of each First Lien Lender, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the priority, validity or enforceability of a Lien held by the First Lien Agent or any other First Lien Lender in any of the Collateral or by the Second Lien Agent or any other Noteholder in any of the Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Agent or the Second Lien Agent or any First Lien Lender or any Noteholder to enforce this Agreement.

2.4 No New Liens. Until the First Lien Lender Termination Date, (a) neither the Borrower nor any Guarantor shall grant to the Second Lien Agent or any other Noteholder any Lien upon any assets or properties of any Obligor unless the First Lien Agent has been granted a Lien on such assets or properties that is senior and prior to the Liens thereon of the Second Lien Agent and the other Noteholders and (b) the parties hereto agree that, after the date hereof, if the Second Lien Agent or any other Noteholder shall nonetheless hold any Lien on any assets or properties of any Obligor that are not also subject to the senior and prior Lien of the First Lien Agent, the Second Lien Agent, upon demand by the First Lien Agent, will either release (or cause the release of) such Lien or assign (or cause to be assigned) such Lien to the First Lien Agent as security for the First Lien Debt.

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) Prior to the First Lien Lender Termination Date, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, (i) the Second Lien Agent and the other Noteholders will not (A) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral, or institute any action or proceeding with respect to such rights or remedies, including, without limitation, any action of foreclosure, (B) contest, protest or object to any foreclosure proceeding or action brought by the First Lien Agent or any other First Lien Lender, or any exercise of any right under any cash management agreement, landlord waiver or bailee’s letter or similar agreement or arrangement or of any rights and remedies relating to the Collateral under the First Lien Lender Documents or otherwise, or (C) object to the forbearance by the First Lien Agent and the other First Lien Lenders or any of them from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral. Prior to the First Lien Lender Termination Date, the First Lien Agent and the other First Lien Lenders shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff and the right to credit bid their debt) and make determinations regarding release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Agent or any other Noteholder; provided that (i) in any Insolvency Proceeding commenced by or against any Obligor, the Second Lien Agent may file a proof of claim with respect to the Noteholder Debt, (ii) the Second Lien Agent may (x) send such notices of the existence of, or any evidence or confirmation of, the Noteholder Debt under the Noteholder Documents or the Liens of the Second Lien Agent, or any other collateral agent, agent or representative of the Noteholders which has appointed the Second Lien Agent to act for, and bind, it (and all Noteholders for which it acts as collateral agent, agent or representative) under and for purposes of this Agreement, in the Collateral to any court or governmental agency or (y) file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of the Second Lien Agent, or any other collateral agent, agent or representative of the Noteholders which has appointed the Second Lien Agent to act for, and bind, it (and all Noteholders for which it acts as collateral agent, agent or representative) under and for purposes of this Agreement, in the Collateral, (iii) the Second Lien Agent may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any Noteholder, including any claims secured by the Collateral, in each case to the extent not inconsistent with the terms of this Agreement, and (iv) the Second Lien Agent or any other collateral agent, agent or representative of the Noteholders which has appointed the Second Lien Agent to act for, and bind, it (and all Noteholders for which it acts as collateral agent, agent or representative) under and for purposes of this Agreement, may take action in order to create, perfect or preserve (but not enforce) its Lien on any Collateral. The Second Lien Agent, for and on behalf of the Noteholders, agrees that, unless and until the First Lien Lender Termination Date has occurred: the Second Lien Agent and the other Noteholders will not commence, or join with any Person (other than the First Lien Agent and/or the other First Lien Lenders upon the request thereof) in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any of the Noteholder Documents or otherwise; and the Second Lien Agent and the other Noteholders will not take any action that would hinder any exercise of remedies undertaken by the First Lien Agent or any other First Lien Lender under any of the First Lien Lender Documents, including any sale, lease, exchange, transfer, or other disposition of any Collateral, whether by foreclosure or otherwise. In exercising rights and remedies with respect to the Collateral, the First Lien Agent and the other First Lien Lenders or any of them may enforce the provisions of the First Lien Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or similar laws of any applicable jurisdiction. Without limiting the generality of the foregoing, unless and until the First Lien Lender Termination Date has occurred, except as expressly provided above in this Section 3.1(a) or the proviso of Section 3.1(b), the sole right of the Second Lien Agent and the other Noteholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Noteholder Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the First Lien Lender Termination Date has occurred.

(b) The Second Lien Agent, for and on behalf of the Noteholders, hereby waives any and all rights it or any other Noteholder may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent or any other First Lien Lender seek to enforce or collect any First Lien Debt or any Liens granted in any of the Collateral; provided that, notwithstanding any other provision of this Agreement (including Section 3(a) above), but subject at all times to the provisions of Section 4 of this Agreement, the Second Lien Agent may enforce or exercise any or all such rights and remedies, or commence, petition or file for any such action or proceeding, (i) after a period ending one hundred eighty (180) days after the date that the First Lien Agent receives written notice from the Second Lien Agent that Second Lien Agent has declared, in writing, the existence of any event of default under any of the Noteholder Documents and has accelerated the payment of all the principal amount of the Noteholder Debt and has demanded, in writing, the repayment of such Noteholder Debt from the Obligors, and (ii) if and only if, as of the expiration of such one hundred eighty (180) day period, (A) the applicable event of default set forth in the written notice set forth in Section 3.1(b)(i) above is continuing and has not been cured, waived or remedied, and (B) the First Lien Agent or any other First Lien Lender is not then diligently pursuing in good faith the exercise of its enforcement rights or remedies against a material portion of the Collateral (including, without limitation, any of the following: solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promotion or selling all or any material portion of the Collateral, the notification of account debtors to make payments to the First Lien Agent, the initiation of any action to take possession of all or any material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral).

Section 4. Payments.

4.1 Application of Proceeds. Until the First Lien Lender Termination Date has occurred, all cash proceeds of Collateral received in connection with any sale or other disposition of, or collection or other realization on, such Collateral (except for payments in respect of the Notes made in accordance with any provision of the First Lien Lender Documents expressly permitting such payments) shall be paid to the First Lien Agent and shall be applied by the First Lien Agent to the First Lien Debt in such order as specified in the First Lien Credit Agreement. On and after the First Lien Lender Termination Date, the First Lien Agent shall promptly deliver to the Second Lien Agent any Collateral and any proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2 Payments Over. Any Collateral or proceeds thereof received by the Second Lien Agent or any other Noteholder at any time prior to the First Lien Lender Termination Date (except for payments in respect of the Notes made in accordance with any provision of the First Lien Credit Agreement expressly permitting such payments) shall be segregated and held in trust by the Second Lien Agent. The Second Lien Agent shall, at the Borrower’s expense, promptly send written notice to the First Lien Agent upon receipt of such Collateral or proceeds and if directed by the First Lien Agent within five (5) days after receipt by the First Lien Agent of such written notice, shall deliver such Collateral or proceeds to the First Lien Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any such Noteholder. This authorization is coupled with an interest and is irrevocable.

Section 5. Other Agreements.

5.1 Releases.

(a) If in connection with:

(i) the exercise of the First Lien Agent’s rights and remedies in respect of any of the Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer, or other disposition of such Collateral and, as of the date thereof, an Event of Default under, and as defined in, the First Lien Credit Agreement or any of the other First Lien Lender Documents exists and is continuing; or

(ii) any sale, lease, exchange, transfer, or other disposition of Collateral permitted under the terms of the First Lien Lender Documents and the Noteholder Documents (as in effect on the date hereof);

the First Lien Agent, for and on behalf of the First Lien Lenders, releases any of its Liens on any part of the Collateral (or releases any Guarantor from its obligations under the First Lien Credit Agreement or any of the other First Lien Lender Documents), then, the Liens, if any, of the Second Lien Agent, for itself or for the benefit of the Noteholders, on such Collateral (or the obligations of such Guarantor under its guaranty of the Noteholder Debt, as the case may be) shall be automatically, unconditionally and simultaneously released, and the Second Lien Agent, for itself or on behalf of any such Noteholder, shall promptly execute and deliver to the First Lien Agent or the Obligors (as applicable) such UCC amendments, releases and other documents on customary terms (which releases and documents should be substantially identical to the comparable releases and other documents executed by the First Lien Agent in connection with such release) as the First Lien Agent or the Obligors may reasonably request to effectively confirm such release; provided that the proceeds of any Collateral received pursuant to clause (i) of this Section 5.1(a) shall be applied pursuant to Section 4 above.

(b) The Second Lien Agent, for and on behalf of the Noteholders, hereby irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Agent or such Noteholder or in the First Lien Agent’s name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including, without limitation, any financing statement amendments, endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable.

5.2 Insurance. Until the First Lien Lender Termination Date, the First Lien Agent and the other First Lien Lenders shall have the sole and exclusive right, subject to the rights of the Borrower under the relevant First Lien Lender Documents, to adjust settlement for any insurance policy covering any Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting any Collateral. Until the First Lien Lender Termination Date, all proceeds of any such policy and any such award shall be paid to the First Lien Agent for the benefit of the First Lien Lenders to the extent required under the First Lien Credit Agreement and the other First Lien Lender Documents and thereafter to the Second Lien Agent for the benefit of the Noteholders to the extent required under the applicable Noteholder Documents. If the Second Lien Agent or any other Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Agent in accordance with the terms of Section 4.2.

5.3 Amendments to Noteholder Collateral Documents.

(a) Until the First Lien Termination Date has occurred, without the prior written consent of the First Lien Agent and the Required Lenders, no Noteholder Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Noteholder Collateral Document would (i) provide any restriction on the Obligors’ ability to incur First Lien Debt, to grant Liens to the First Lien Agent for the benefit of the First Lien Lenders or otherwise to perform their obligations under the First Lien Lender Documents, in each case that is more restrictive than is contained in the Noteholder Documents on the date hereof, (ii) change the rate of interest payable on or alter the amount or dates for payment of any principal or other sum due in respect of the Noteholder Debt, other than to reduce such rate of interest or amount or extend the maturity of any such payment, or (iii) otherwise be inconsistent with any of the terms of any of the First Lien Lender Documents or this Agreement. The Second Lien Agent agrees that each Noteholder Collateral Document shall include the following language:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [_____ ___, ____] (as amended, modified, supplemented or replaced from time to time, the “Intercreditor Agreement”), between Wells Fargo Bank, National Association, as First Lien Agent, and [____________________], as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) Notwithstanding anything to the contrary herein, in the event the First Lien Agent or the Required Lenders enter into any amendment, waiver or consent in respect of any of the First Lien Lender Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any First Lien Lender Documents or changing in any manner the rights of the First Lien Agent, any other First Lien Lender, or any of the Obligors thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Noteholder Collateral Document without the consent of the Second Lien Agent or the other Noteholders and without any action by the Second Lien Agent or any Obligor; provided, however, (A) that no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of the Noteholder Collateral Documents, except to the extent that a release of such Lien is required or permitted by Section 5.1 and (B) notice of such amendment, waiver or consent shall have been given to the Second Lien Agent.

5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Agent and the other Noteholders may exercise rights and remedies as an unsecured creditor against the Borrower and its subsidiaries in accordance with the terms of the Noteholder Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any other Noteholder of the required payments of interest on and principal of the Notes so long as such receipt is (a) not the direct or indirect result of the exercise by the Second Lien Agent or any other Noteholder of rights or remedies as a secured creditor or enforcement of any Lien held by any of them in contravention of this Agreement and (b) permitted by the terms of the Indenture, as applicable, and the First Lien Lender Documents. In the event the Second Lien Agent or any other Noteholder becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing First Lien Debt on the same basis as the other Liens securing the Noteholder Debt are so subordinated to such First Lien Debt under this Agreement. Nothing in this Agreement modifies any rights or remedies the First Lien Agent or any other First Lien Lender may have with respect to the Collateral.

5.5 Bailee for Perfection.

(a) The Second Lien Agent hereby appoints the First Lien Agent to hold, and the First Lien Agent accepts such appointment and agrees to hold, all of the Collateral in the First Lien Agent’s possession or control (or in the possession or control of its agents or bailees) as bailee and agent for the Second Lien Agent, solely for the purpose of perfecting the security interest granted in such Collateral pursuant to the Noteholder Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b) Until the First Lien Lender Termination Date, the First Lien Agent shall be entitled to deal with the Collateral in their possession or control in accordance with the terms of the First Lien Lender Documents as if the Lien of the Second Lien Agent under the Noteholder Collateral Documents did not exist. The rights of the Second Lien Agent shall at all times be subject to the terms of this Agreement and to the First Lien Agent’s rights under the First Lien Lender Documents.

(c) The First Lien Agent shall have no obligation whatsoever to the Second Lien Agent or any other Noteholder to assure that the Collateral in the First Lien Agent’s possession or control is genuine or owned by any Obligor or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Agent under this Section 5.5 shall be limited solely to holding the Collateral in its possession or control as bailee for the Second Lien Agent for purposes of perfecting the Lien held by the Second Lien Agent and to using the same degree of care with respect to such Collateral as the First Lien Agent uses for similar property pledged to it as collateral for indebtedness generally.

(d) The First Lien Agent shall not have by reason of the Noteholder Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Second Lien Agent or any other Noteholder.

(e) Upon the First Lien Lender Termination Date, the First Lien Agent shall deliver to the Second Lien Agent the Collateral in its possession or control (or in the possession or control of its agents or bailees) together with any necessary endorsements (or otherwise allow the Second Lien Agent to obtain control of such Collateral), or as a court of competent jurisdiction may otherwise direct.

5.6 When Discharge of First Lien Debt Deemed to Not Have Occurred. If at any time after one of the events described in the definition of the First Lien Lender Termination Date has occurred the Obligors, either in connection therewith or thereafter, enter into any Refinancing of any First Lien Lender Document evidencing First Lien Debt, then such event described in the definition of First Lien Lender Termination Date shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such event), and the obligations under such Refinancing shall automatically be treated as First Lien Debt for all purposes of this Agreement, including without limitation for purposes of the Lien priorities and rights in respect of Collateral set forth herein and the First Lien Agent under such Refinanced First Lien Lender Documents shall be the First Lien Agent for all purposes of this Agreement. Upon receipt of written notice of such designation (including the identity of the new First Lien Agent thereunder), the Second Lien Agent shall, at the expense of the Borrower, promptly deliver to the First Lien Agent any Collateral in the Second Lien Agent’s possession and control together with any necessary endorsements (or otherwise allow the First Lien Agent to obtain control of such Collateral).

Section 6. Insolvency Proceedings.

6.1 Insolvency Proceedings Generally. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or the commencement of any other Insolvency Proceedings and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for any Obligor and any Obligor as debtor-in-possession. The relative rights of the First Lien Agent and Second Lien Agent in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession.

6.2 Financing Issues. If any Obligor shall be subject to any Insolvency Proceeding and the First Lien Agent or any other First Lien Lender shall desire to permit the use of cash collateral or to permit any Obligor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code (“DIP Financing”), and if (x) the DIP Financing is secured by Liens on the Collateral that are senior to or pari passu with the Liens of the First Lien Lenders on the Collateral and (y) to the extent the First Lien Lenders receive replacement liens on post-petition assets in connection with such DIP Financing and the Second Lien Agent, for the benefit of the Noteholders, receives replacement liens on such post-petition assets that are junior and subordinate to the First Lien Lenders’ replacement liens to the same extent as the Second Lien Agent’s Liens on the Collateral are junior and subordinate to the First Lien Lenders’ Liens on the Collateral, then the Second Lien Agent, on behalf of itself and the other Noteholders, agrees that
(a) it will not raise any objection to such use of cash collateral or DIP Financing; provided that the Second Lien Agent may object to such DIP Financing if (A) the sum of (i) the maximum aggregate principal amount of indebtedness that may be outstanding from time to time under such DIP Financing plus, without duplication, (ii) the aggregate principal amount of loans and the aggregate face amount of letters of credit issued but not reimbursed under the First Lien Credit Agreement (after giving effect to any closing with respect to such DIP Financing following the final hearing in respect thereof) exceeds the First Lien Debt Cap, (B) any such cash collateral use or DIP Financing compels any Obligor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the cash collateral order or DIP Financing documentation, (C) the terms of such DIP Financing or cash collateral use require any Obligor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, or (D) the terms of such DIP Financing require the Noteholders to extend additional credit pursuant to such DIP Financing, (b) it will not request adequate protection or any other relief in connection therewith, and (c) it will subordinate its Liens in the Collateral to such DIP Financing (and all obligations secured thereby) on the same basis as the Liens securing the Noteholder Debt are subordinated to the Liens securing First Lien Debt under this Agreement.

6.3 Relief from the Automatic Stay. The Second Lien Agent, on behalf of itself and the other Noteholders, agrees that, until the First Lien Lender Termination Date, none of them shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the Required Lenders.

6.4 Adequate Protection. The Second Lien Agent, on behalf of itself and the other Noteholders, agrees that none of them shall contest (or support any other Person in contesting) (a) any request by the First Lien Agent or any of the other First Lien Lenders for adequate protection or (b) any objection by the First Lien Agent or any other First Lien Lender to any motion, relief, action or proceeding based on the First Lien Agent or any other First Lien Lender claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if the First Lien Agent or the other First Lien Lenders (or any subset thereof) are granted adequate protection in the form of additional Collateral in connection with any DIP Financing or use of its cash collateral under Section 363 or Section 364 of the Bankruptcy Code, then the Second Lien Agent, on behalf of itself or any other Noteholder, may seek or request adequate protection in the form of a replacement Lien on such additional Collateral, which Lien is subordinated to the Liens securing the First Lien Debt and such DIP Financing (and all obligations secured thereby) on the same basis as the other Liens securing the Noteholder Debt are so subordinated to the Liens securing the First Lien Debt under this Agreement, (ii) the Second Lien Agent, on behalf of itself and the other Noteholders, agrees that it will not seek or request adequate protection in respect of its Liens on the Collateral, and (iii) if, notwithstanding the foregoing, the Second Lien Agent or any other Noteholder is granted a Lien on additional Collateral as adequate protection for the Noteholder Debt, but the First Lien Agent is not granted a senior and prior Lien on the same Collateral with respect to the First Lien Debt, then until the First Lien Lender Termination Date, such additional Collateral shall be assigned to the First Lien Agent for application to the First Lien Debt to the same extent and on the same terms as proceeds of the Collateral.

6.5 No Waiver. Nothing contained herein shall prohibit or in any way limit the First Lien Agent or any other First Lien Lender from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Lien Agent or any other Noteholder, including, without limitation, action by the Second Lien Agent or any other Noteholder seeking adequate protection or asserting any of its rights and remedies under the Noteholder Documents or otherwise.

6.6 Avoidance Recoveries. If the First Lien Agent or any other First Lien Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount (a “Recovery”), then the relevant First Lien Debt shall be reinstated to the extent of such Recovery and the First Lien Agent or such First Lien Lender shall be entitled to all of the rights and remedies with respect to such Recovery under the First Lien Lender Documents or otherwise that it would have had if it had not received the payment that formed the basis for such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.7 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Debt and Noteholder Debt, then, to the extent the debt obligations distributed on account of First Lien Debt and Noteholder Debt are secured by Liens on the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.8 Asset Sales in Bankruptcy. The Second Lien Agent, for each of the Noteholders, agrees that it will not object to or oppose a sale or other disposition of any Collateral or other assets, properties or capital stock securing the First Lien Debt (or any portion thereof) free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First Lien Agent has consented to such sale or disposition, provided that the Liens of the Second Lien Agent in such Collateral attach to the proceeds thereof from such sale with the same priority relative to the Liens of the First Lien Lenders as its Liens in such Collateral.

6.9 Agreement Not to Commence Insolvency Proceeding. The Second Lien Agent, for and on behalf of the Noteholders, agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any Insolvency Proceeding prior to the First Lien Lender Termination Date.

Section 7. Second Lien Noteholders’ Purchase Option.

7.1 Exercise of Option. On or after the occurrence and during the continuance of an event of default under the First Lien Credit Agreement and either the acceleration of all of the First Lien Debt or the receipt by the Second Lien Agent of written notice from the First Lien Agent of its intention to commence to foreclose or take any similar action to realize upon the Collateral as provided in Section 7.5 below, the Noteholders shall have the option at any time within five (5) Business Days of such acceleration or written notice, upon five (5) Business Days’ prior written notice by the Second Lien Agent to the First Lien Agent, to purchase all (but not less than all) of the First Lien Debt from the First Lien Lenders at the purchase price set forth in Section 7.3. Such notice from the Second Lien Agent to the First Lien Agent shall be irrevocable.

7.2 Purchase and Sale. On the date specified by the Second Lien Agent in such notice (which shall not be less than three (3) Business Days, nor more than the lesser of (a) five (5) Business Days, after the receipt by the First Lien Agent of the notice from the Second Lien Agent of its election to exercise such option or (b) ten (10) Business Days after such acceleration or written notice from the First Lien Agent provided pursuant to Section 7.1 above), First Lien Lenders shall, subject to any required approval of any court or Governmental Authority (as defined in the First Lien Credit Agreement) then in effect, if any, sell to the Noteholders, and the Noteholders shall purchase from First Lien Lenders, all of the First Lien Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, the First Lien Lenders shall retain all rights under the First Lien Lender Documents to be indemnified or held harmless by the Obligors in accordance with the terms thereof.

7.3 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, the Noteholders shall (i) pay to the First Lien Agent for the account of the First Lien Lenders as the purchase price therefor the full amount of all of the First Lien Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to the First Lien Agent in such amounts as the First Lien Agent determines is reasonably necessary to secure the First Lien Lenders in connection with any issued and outstanding letters of credit issued under the First Lien Lender Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the First Lien Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the First Lien Debt, and/or as to which the First Lien Lenders have not yet received final payment, and (iv) agree to reimburse the First Lien Lenders in respect of any and all indemnification obligations of the Obligors under the First Lien Lender Documents.  (b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the First Lien Agent as the First Lien Agent may designate in writing to the Second Lien Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Noteholders to the bank account designated by the First Lien Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Noteholders to the bank account designated by the First Lien Agent are received in such bank account later than 12:00 noon, New York City time.

7.4 Representations Upon Purchase and Sale. Such purchase shall be expressly made without representation or warranty of any kind by First Lien Lenders as to the First Lien Debt, the Collateral or otherwise and without recourse to First Lien Lenders, except that each First Lien Lender shall represent and warrant, severally, as to it: (a) the principal amount of the First Lien Debt being purchased from it are as reflected in the books and records of such First Lien Lender (but without representation or warranty as to the collectibility, validity or enforceability or any other matter in respect thereof), (b) that such First Lien Lender owns the First Lien Debt being sold by it free and clear of any liens or encumbrances and (c) such First Lien Lender has the right to assign the First Lien Debt being sold by it and the assignment is duly authorized. Upon the purchase by the Noteholders of the First Lien Debt, the Noteholders agree to indemnify and hold the First Lien Lenders harmless from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) suffered or incurred by the First Lien Lenders arising from or in any way relating to acts or omissions of the First Lien Agent or any other First Lien Lender after the purchase.

7.5 Notice from First Lien Agent Prior to Enforcement Action. In the absence of an Exigent Circumstance (as defined below), the First Lien Agent agrees that it will give the Second Lien Agent five (5) Business Days prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the Collateral. In the event that during such five (5) Business Day period, the Second Lien Agent shall send to the First Lien Agent the irrevocable notice of the intention of the Noteholders to exercise the purchase option given by the First Lien Lenders to the Noteholders under this Section 7, the First Lien Lenders shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral; provided that, the purchase and sale with respect to the First Lien Debt provided for herein shall have closed within five (5) Business Days thereafter and the First Lien Lenders shall have received final payment in full of the First Lien Debt as provided for herein within such five (5) Business Day period. Notwithstanding the foregoing, if an Exigent Circumstance exists, the First Lien Agent will give Second Lien Agent notice as soon as practicable and in any event contemporaneously with the taking of such action. As used herein “Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of the First Lien Agent to realize upon all or any portion of the Collateral, such as, without limitation, a competing claim, fraudulent removal, concealment, destruction (other than to the extent covered by insurance), material waste or abscondment thereof.

Section 8. Reliance; Waivers; etc.

8.1 Reliance. The consent by the First Lien Lenders to the Lien on the Collateral granted to the Second Lien Agent on behalf of the Noteholders, and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Agent or any other First Lien Lender to the Obligors, shall be deemed to have been given and made in reliance upon this Agreement. The First Lien Agent, on behalf of the First Lien Lenders, acknowledges that it and the other First Lien Lenders have, independently and without reliance on the Second Lien Agent or any other Noteholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the First Lien Credit Agreement, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Agent, on behalf the Noteholders, acknowledges that it and the other Noteholders have, independently and without reliance on the First Lien Agent or any other First Lien Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Indenture, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Indenture or this Agreement.

8.2 No Warranties or Liability. The First Lien Agent, for and on behalf of the First Lien Lenders, acknowledges and agrees that neither the Second Lien Agent nor any other Noteholder has made any express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Noteholder Debt or the Noteholder Documents. The Second Lien Agent, for and on behalf of the Noteholders, acknowledges and agrees that neither the First Lien Agent nor any other First Lien Lender has made any express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the First Lien Debt or the First Lien Lender Documents. The First Lien Agent and the other First Lien Lenders will be entitled to manage and supervise their respective loans and extensions of credit to the Borrower in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Agent and the other First Lien Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Agent or any other Noteholder have in the Collateral or otherwise, except as otherwise expressly provided in this Agreement. The First Lien Agent and the other First Lien Lenders shall have no duty to the Second Lien Agent or any other Noteholder, and the Second Lien Agent and the other Noteholders shall have no duty to the First Lien Agent or any other First Lien Lender, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including, without limitation, the Noteholder Documents and the First Lien Lender Documents), regardless of any knowledge thereof which they may have or be charged with.

8.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Agent, the other First Lien Lenders, or any of them, to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by the First Lien Agent or any other First Lien Lender, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Lender Documents or any of the Noteholder Documents, regardless of any knowledge thereof which the First Lien Agent or the other First Lien Lenders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of Section 8.3(a) (but subject to the rights of the Obligors under the First Lien Lender Documents), the First Lien Agent, the other First Lien Lenders, or any of one or more of them, may, at any time and from time to time, without the consent of, or notice to, the Second Lien Agent or any other Noteholder, without incurring any liabilities to the Second Lien Agent or any other Noteholder and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Agent or any other Noteholder is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the First Lien Debt or any Lien in any Collateral or guaranty thereof or any liability of any Obligor or any other Person to the First Lien Agent or any other First Lien Lender (including, without limitation, any increase in or extension of any of the First Lien Debt, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any of the First Lien Lender Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Obligor or any other Person to the First Lien Agent or any other First Lien Lender, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Debt or any other liability of any Obligor or any other Person or any Lien therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, any of the First Lien Debt) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any other Person or any Collateral or any Lien therefor, elect any remedy and otherwise deal freely with any Obligor or any other Person or any Collateral or any Lien therefor.

(c) The Second Lien Agent, on behalf of itself and the other Noteholders, also agrees that the First Lien Agent and the other First Lien Lenders shall have no liability to the Second Lien Agent or any other Noteholder, and the Second Lien Agent, on behalf of itself and the other Noteholders, hereby waives any claim against the First Lien Agent or any other First Lien Lender, arising out of any and all actions which the First Lien Agent or any other First Lien Lender may take or permit or omit to take with respect to: (i) any of the First Lien Lender Documents, (ii) the collection of any of the First Lien Debt or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any of the Collateral. The Second Lien Agent, on behalf of itself and the other Noteholders, agrees that the First Lien Agent and the other First Lien Lenders have no duty to them in respect of the maintenance or preservation of the Collateral, the First Lien Debt or otherwise.

(d) The Second Lien Agent, on behalf of itself and the other Noteholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law.

8.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agent and the other First Lien Lenders and the Second Lien Agent and the other Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Lender Documents or any Noteholder Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Debt or Noteholder Debt, or any amendment or waiver or other modification (including, without limitation, any increase in the amount thereof, whether by course of conduct or otherwise) of the terms of the First Lien Credit Agreement or any other First Lien Lender Document or of the terms of the Indenture or any other Noteholder Document;

(c) any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Debt or Noteholder Debt or any guarantee thereof;

(d)  the commencement of any Insolvency Proceeding in respect of any Obligor; or

(e)  any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any of the First Lien Debt, or of the Second Lien Agent or any other Noteholder in respect of this Agreement.

Nothing in this Section 8.4 shall be construed as a consent or waiver by the First Lien Agent or any other First Lien Lender to any action by the Second Lien Agent or the other Noteholders or under any of the Noteholder Documents that is not otherwise permitted under the First Lien Lender Documents.

Section 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the First Lien Lender Documents or the Noteholder Documents, the provisions of this Agreement shall govern. In the event of any conflict between any instruction, request or direction given by the First Lien Agent to the Second Lien Agent or any other Noteholder hereunder and any instruction, request or direction given by any First Lien Lender to the Second Lien Agent or any other Noteholder hereunder, the instruction, request or direction given by the First Lien Agent shall govern.

9.2 Continuing Nature of this Agreement. This Agreement shall continue to be effective until the First Lien Lender Termination Date shall have occurred. This is a continuing agreement of lien subordination and the First Lien Agent and First Lien Lenders may continue, at any time and without notice to the Second Lien Agent or any other Noteholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Obligors in reliance on this Agreement. The Second Lien Agent, on behalf of itself and the other Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.

9.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the Second Lien Agent and the First Lien Agent, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Borrower and Guarantors shall not have any right to amend, modify or waive any provision of this Agreement, nor shall any consent or signed writing be required of any of them to effect any amendment, modification or waiver of any provision of this Agreement.

9.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The First Lien Agent and the other First Lien Lenders, on the one hand, and the Second Lien Agent and the other Noteholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its subsidiaries and all Obligors in respect of the First Lien Debt or the Noteholder Debt, as the case may be, and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Debt or the Noteholder Debt. The First Lien Agent and the other First Lien Lenders shall have no duty to advise the Second Lien Agent or any other Noteholder of information known to it or them regarding such condition or any such circumstances or otherwise and the Second Lien Agent and the other Noteholders shall have no duty to advise the First Lien Agent or any other First Lien Lender of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Agent or any other First Lien Lender or the Second Lien Agent or any other Noteholder, as applicable, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Agent or any other from time to time Noteholder or the First Lien Agent or any other First Lien Lender, as applicable, it or they shall not make any express or implied representation or warranty with respect to such information, including the accuracy, completeness, truthfulness or validity thereof, and shall be under no obligation (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

9.5 Consent to Jurisdiction; Waivers. The parties hereto consent to the exclusive jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 9.7 for such party. Service so made shall be deemed to be completed four (4) Business Days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.6 Application of Payments. As between the First Lien Agent and the other First Lien Lenders, on the one hand, and the Second Lien Agent and the other Noteholders, on the other hand, all payments received by the First Lien Agent or the other First Lien Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Debt as the First Lien Agent and/or the other First Lien Lenders, in their sole discretion, deem appropriate. The Second Lien Agent, on behalf of itself and the other Noteholders, assents to any extension or postponement of the time of payment of the First Lien Debt or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Collateral which may at any time secure any part of the First Lien Debt and to the addition or release of any other Person primarily or secondarily liable therefor.

9.7 Notices. All notices to the Noteholders and the First Lien Lenders permitted or required under this Agreement shall be sent to the Second Lien Agent and the First Lien Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8 Further Assurances. The Second Lien Agent, for and on behalf of the Noteholders, agrees that each of them shall take such further action and shall execute and deliver to the First Lien Agent and the other First Lien Lenders such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or the other First Lien Lenders may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

9.9 Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York.

9.10 Specific Performance. Each of the First Lien Agent and Second Lien Agent may demand specific performance of this Agreement. The Second Lien Agent, for and on behalf of the Noteholders, and the First Lien Agent, for and on behalf of the First Lien Lenders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent or the Second Lien Agent, as the case may be.

9.11 Section Titles; Time Periods; Capacities. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement. In the computation of time periods, unless otherwise specified, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding” and the word “through” means “to and including”. All references to the Borrower or any Guarantor shall include the Borrower or such Guarantor as an obligor under the First Lien Lender Documents, regardless of its capacity as a borrower or guarantor thereunder.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.13 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.14 Binding on Successors and Assigns; No Third Party Beneficiaries. This Agreement and the obligations, rights and benefits hereof shall bind and inure to the benefit of the First Lien Agent and the other First Lien Lenders and their respective successors and assigns and the Second Lien Agent and the other Noteholders and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

9.15 The Second Lien Agent. Each party hereto hereby acknowledges and agrees that the Second Lien Agent is entering into this Agreement solely in its capacity as Second Lien Agent under the Noteholder Documents and not in its individual capacity. The Second Lien Agent shall not be deemed to owe any fiduciary duty to the First Lien Agent or the other First Lien Lenders. The Second Lien Agent undertakes to perform and observe only such covenants and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Second Lien Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST LIEN AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:
Name:
Title:

SECOND LIEN AGENT:	[___________________], as Second Lien Agent

By:
Name:
Title:

ACKNOWLEDGMENT

Borrower and each of Borrower’s undersigned Subsidiaries each hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement (as in effect on the date hereof, the “Initial Intercreditor Agreement”) and agree to recognize all rights granted by the Initial Intercreditor Agreement to First Lien Agent, the other First Lien Lenders, Second Lien Agent, and the Noteholders, waive the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Initial Intercreditor Agreement, agree that they will not do any act or perform any obligation which is not in accordance with the agreements set forth in the Initial Intercreditor Agreement.  Borrower and each of Borrower’s undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the Initial Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE: